Exhibit 23.1

CONSENT OF MCGLADREY & PULLEN, LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Nanophase Technologies Corporation for the registration of 1,370,000 shares of its common stock and to the incorporation by reference therein of our report dated January 31, 2002, except for the last paragraph of Note 18, for which the date is March 8, 2002, with respect to the financial statements and schedule of Nanophase Technologies Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

Chicago, Illinois September 5, 2002	/s/ McGladrey & Pullen, LLP McGladrey & Pullen, LLP